Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

TALOS PRODUCTION FINANCE INC.

Dated as of January 15, 2013

FIRST: The name of this corporation shall be Talos Production Finance Inc.

SECOND: Its registered office in the State of Delaware is to be located at 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is 1,000, par value $0.01 per share. All such shares are of one class and are shares of Common Stock.

FIFTH: The name and mailing address of the incorporator are as follows:

Name	Mailing Address
George Hang	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY !0019-6064

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of §102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this Certificate of Incorporation as of the date first above written.

/s/ George Hang
George Hang
Incorporator